EXHIBIT 99.1

The Bon-Ton Stores, Inc. Appoints New Member to Its Board of Directors

YORK, Pa., March 21, 2016 (GLOBE NEWSWIRE) -- The Bon-Ton Stores, Inc. (NASDAQ:BONT) today announced its Board of Directors has elected Debra K. Simon to its Board, effective immediately, expanding its Board membership to ten.

Ms. Simon, 57, the wife of Tim Grumbacher, Chairman of the Board and Strategic Initiatives Officer, has been a practicing CPA, and was employed by SF & Company (now known as Baker Tilly) for 32 years, retiring in 2015. She held various positions with SF & Company, including Chief Operating Officer from 2010 to 2015.  She was awarded a bachelor’s degree in accounting from The Pennsylvania State University. Ms. Simon currently serves as the Chair of the Susan P. Byrne Health Education Center.

Mr. Grumbacher stated, “We are very pleased to welcome Debra as a member of our Board of Directors. Debra has an extensive finance and accounting background as well as experience in strategic planning, human resources and operational management. We welcome her insight as we strive to execute our business strategies for profitable growth and increased shareholder value.”

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 267 stores, which includes nine furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates.  The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings.  For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

CONTACT:
Kim George
Divisional Vice President
Investor Relations
717.751.3071
kim.george@bonton.com